Exhibit 5.1

July 10, 2017

Ferrellgas Partners, L.P.
Ferrellgas Partners Finance Corp
7500 College Boulevard, Suite 1000
Overland Park, Kansas 66210

Ladies and Gentlemen:

We have acted as counsel to Ferrellgas Partners, L.P., a Delaware limited partnership (the “Partnership”), and Ferrellgas Partners Finance Corp., a Delaware corporation (“Finance Corp” and, together with the Partnership, the “Issuers”), in connection with the proposed offering by the Issuers of up to $175,000,000 aggregate principal amount of 8 5/8% Senior Notes due 2020 (the “Exchange Securities”) to be issued under the Indenture dated as of April 13, 2010 among the Issuers and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture thereto dated as of April 13, 2010 and the Second Supplemental Indenture thereto dated as of January 30, 2017 (collectively, the “Indenture”), pursuant to an exchange offer (the “Exchange Offer”) by the Issuers described in the Registration Statement on Form S-4 filed by the Issuers on the date hereof (the “Registration Statement”), in exchange for a like principal amount of the issued and outstanding 8 5/8% Senior Notes due 2020 (the “Original Securities”) previously issued on January 30, 2017 under the Indenture. We have been asked by the Issuers to render this opinion.

In rendering the opinions expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the organizational documents of the Issuers, (iii) the Indenture, (iv) certain resolutions adopted by the board of directors of each of the Issuers and (v) such other documents and records as we have deemed necessary and relevant. In addition, we have relied on certificates of officers of the Issuers and of public officials and others as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In the course of the foregoing investigations and examinations, we have assumed (i) the genuineness of all signatures on, and the authenticity of, all documents and records submitted to us and the conformity to original documents and records of all documents and records submitted to us as copies, (ii) the truthfulness of all statements of fact set forth in the documents and records examined by us, (iii) the due authorization, execution and delivery by the parties thereto of all such documents examined by us and (iv) except to the extent set forth in the immediately succeeding paragraph, that, to the extent that any such documents purport to constitute agreements of the parties thereto, they constitute valid, binding and enforceable obligations of such parties.

Based upon the foregoing and subject to the qualifications, limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion

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that when the Registration Statement has become effective under the Act and when the Exchange Securities have been duly executed by the Issuers, duly authenticated by the Trustee in accordance with the terms of the Indenture, and issued and delivered by or on behalf of the Issuers in accordance with the terms of the Indenture against receipt of Original Securities surrendered in exchange therefor in accordance with the terms of the Exchange Offer, the Exchange Securities will be valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms.

The foregoing opinion is based on and limited to the Delaware Revised Uniform Limited Partnership Act, the General Corporation Law of the State of Delaware, the law of the State of New York and the applicable federal laws of the United States of America, and we render no opinion with respect to the law of any other jurisdiction. The enforceability of the Issuers’ obligations under the Exchange Securities is subject to, and we express no opinion with respect to, the effect of any applicable bankruptcy (including, without limitation, fraudulent conveyance and preference), insolvency, reorganization, rehabilitation, moratorium or similar laws and decisions relating to or affecting the enforcement of creditors’ rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief. Such principles are of general application, and in applying such principles a court, among other things, might decline to order the Issuers to perform covenants.  Further, we express no opinion with respect to the enforceability of provisions in the Exchange Securities or related agreements with respect to waiver, delay, extension or omission of notice or enforcement of rights or remedies, waivers of defenses or waivers of benefits of stay, extension, moratorium,  redemption, statutes of limitations or other benefits provided by operation of law.  Further, the enforceability of any exculpation, indemnification or contribution provisions contained therein may be limited by applicable law or public policy. Further, we express no opinion as to the validity, binding effect or enforceability of any provisions  therein that require or relate to the payment of interest, fees or charges at a rate or in an amount that is in excess of legal limits or that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or a forfeiture.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ BRACEWELL LLP